                                                                    EXHIBIT 21.1

SUBSIDIARY -----------------------------------------------------    DOMICILED ------------------
Althofen Electronics GmbH                                           Austria
Neutronics Electronics Industries Holding AG                        Austria
Astron Group Limited                                                Hong Kong
Flextronics Manufacturing (KH) Ltd.                                 Hong Kong
Ecoplast Muanyagipari Termekeket Gyarto Kft.                        Hungary
Euroton Electroni Kai Ipari es Kareskedelmi Kft                     Hungary
HTR Technikai Rendszerazolgaltato Kft.                              Hungary
Flextronics International Latin America (L) Ltd.                    Malaysia
Flextronics Malaysia Sdn. Bhd.                                      Malaysia
Flex International Marketing (L) Ltd.                               Malaysia
Astron Technologies Ltd.                                            Mauritius
Flextronics de Mexico, S.A. de C.V.                                 Mexico
Flextronics Computer (Shakou) Ltd.                                  Peoples' Republic of China
Flextronics Industrial (Shenzhen) Co., Ltd.                         Peoples' Republic of China
Flextronics Technology (Zhuhai) Limited                             Peoples' Republic of China
Zhuhai Dao Men Chao Yi Electronics Co., Ltd.                        Peoples' Republic of China
Flextronics Singapore Pte Ltd.                                      Singapore
F.L. Tronics Holdings AB (aka Flextronics Holdings AB)              Sweden
F.L. Tronics International Sweden AB (aka Flextronics
  International Sweden AB)                                          Sweden
Flextronics Holding UK Limited                                      United Kingdom
Flextronics International (UK) Ltd.                                 United Kingdom
Flextronics International USA, Inc.                                 United States of America